Exhibit 3.10

THE COMPANIES ACTS 1963 TO 2009

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SKILLSOFT IRELAND LIMITED

COMPANIES ACTS 1963 to 2009

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Skillsoft Ireland Limited

(As amended by Special Resolutions passed on 31st January 2003)

1	The name of the Company is SkillSoft Ireland Limited

2	The objects for which the Company is established are:

(1)(a)	To carry on all or any of the businesses of importers, exporters, manufacturers, assemblers, repairers and hirers and dealers both wholesale and retail in tabulating machines electro mechanical and electronic computers and other machines, articles, apparatus and instruments and things of all kinds for the purpose of or capable of being used in any way for or in connection with tabulating machines and to carry on the business of advisers and consultants to firms regarding the development and implementation of computer based training products to include text based and computer based products for all areas of businesses and the development, acquisition and distribution of computer based training products for computer users in both the corporate and consumer markets and in markets of all kinds and to engage in the businesses of sellers, importers, exporters, manufacturers, assemblers, repairers and hirers and dealers both wholesale and retail in products and services, machines, articles, apparatus and instruments and things of all kinds for the purpose of or capable of being used in any way for or in connection with tabulating machines and computers of all kinds and computer based training systems, micro computer software and hardware mainframe based or micro based or connected in any way with the above.

(b)	To buy, sell, refine, manufacture, produce, manipulate, improve, repair, alter, exchange, let or hire, prepare for market, import, export and deal both wholesale and retail in all kinds of apparatus, plant, machinery, accessories, tools, utensils, materials, produce substances, articles and things required for the purpose of or capable of being used in connection with the production, treatment, application, distribution and use of machines for calculating or tabulating purposes.

(c)	To provide statistical accounting and advisory services for all types of business and to carry on any other business whether manufacturers or otherwise which may seem to the Company capable of being conveniently carried on in connection with the above or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(d)	To provide a service to firms in any kind of computer punched card, accounting, calculating and adding machines, typewriter or any other type of office machines.

(e)	To provide the services of any kind of clerical labour.

(f)	To act in an advisory capacity to firms regarding office organisation.

(g)	To provide the services of machines and/or staff to work at clients’ offices.

(h)	To undertake any type of statistical, mathematical, payroll, stock control, production control, calculations or any other kind of work for clients which can be undertaken by computers or other office machines.

(2)	To carry on all or any of the following businesses namely, builders and contractors, decorators, merchants, engineers, surveyors, estate agents, valuers, auctioneers, carriers, shippers, forwarding agents, garagemen, caterers, licensed publicans, fuel suppliers, textile manufacturers and dealers, insurance agents and brokers, entertainment caterers, farmers, and generally to import, export, manufacture, make, grow, produce, repair, adapt for sale and prepare for market goods and materials of every kind, or otherwise to carry on any business which may seem to the Company capable of being conveniently carried on in connection with the above or any one of the above or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property or rights.

(3)	To carry on the business of a trust and investment company and to invest the funds of the Company in or upon or otherwise acquire, hold and deal in securities and investments of every kind.

(4)	To draw, make, accept, endorse, issue, discount and otherwise deal with promissory notes, bills of exchange, cheques, letters of credit, circular notes, and other mercantile instruments.

(5)	To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary, and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or incumbrances and to hold and farm and work or manage or to sell, let, alienate, mortgage, lease or charge land, house property, shops, flats, maisonettes, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject to or not to any mortgage, charge, ground rent or other rents or incumbrances, and to pay for any lands, tenements, hereditaments or assets acquired by the Company in cash or shares, stock, debentures or obligations of the Company, whether fully paid or otherwise, or in any other manner.

(6)	To undertake the office of trustee, executor, administrator, committee, manager, secretary, registrar, attorney, delegate, substitute or treasurer, and any other offices or situations of trust or confidence, and to perform and discharge the duties and functions incident thereto, and generally to transact all kinds of trust and agency business either gratuitously or otherwise.

(7)	To facilitate and encourage the creation, issue or conversion of debentures, debenture stock, bonds, obligations, shares, stocks or securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

(8)	To take part in the management, supervision or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any directors, accountants or other experts or agents.

(9)	To constitute any trusts with a view to the issue of preferred and deferred or any other special stocks or securities based on or representing any shares, stocks or other assets specifically appropriated for the purposes of any such trust, and to settle and regulate, and if thought fit, to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

(10)	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company, or all such methods, the performance of the obligations of and the repayment or payment of the principal amounts and interest of any person, firm or company or the dividends or interest of any securities, including (without prejudice to the generality of the foregoing) any company which is the (company’s holding company or a subsidiary or associated company.

(11)	To carry on and undertake any business, transaction or operation commonly carried on or undertaken by financial agents, financiers, underwriters, concessionaires, contractors for public and other works or merchants.

(12)	To carry on any other business which may seem to the Company capable of being conveniently carried on in connection with the above.

(13)	To purchase or otherwise acquire and carry on the whole or any part of the business, property, goodwill and assets of any company carrying on or proposing to carry on any business which the Company is authorised to carry on or which can be conveniently carried on in connection with the same, as may seem calculated directly or indirectly to benefit the Company, or possessed of property suitable for the purposes of the Company, and as part of the consideration for any of the acts or things aforesaid or property acquired to undertake all or any of the liabilities of such company or to acquire an interest therein, amalgamate with or enter into any arrangement for sharing profits, or for co-operation or for limiting competition or for mutual assistance with any such company and to give, issue or accept cash or any shares, debentures or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures or securities so received.

(14)	To enter into partnership or into any arrangement for sharing profits, union of interest, joint adventure, reciprocal concession, co-operation or otherwise with any company carrying on or engaged in, any business or transaction which the Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company, and to lend money to, guarantee the contracts or debentures of or otherwise assist any such company, and to take or otherwise acquire and hold shares or stock in or securities of, and to subsidise or otherwise assist any such company, and to sell, hold, re-issue, with or without guarantee, or otherwise deal with such shares, stock or securities.

(15)	To apply for, purchase or otherwise acquire and protect, prolong and renew, whether in Ireland or elsewhere, any patents, patent rights, brevets d’invention, licences, protections, concessions and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention, process or privilege which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, manufacture under or grant licences or privileges in respect thereof or otherwise turn to account the property, rights and information so acquired, and to carry on any business in any way connected therewith, and to expend money in experimenting upon and testing, and in improving or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire.

(16)	To promote any company for the purpose of acquiring all or any of the property or liabilities of the Company, or of undertaking any business or operations which may appear likely to assist or benefit the Company or to enhance the value of or render more profitable any property, assets or business of the Company, or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(17)	To guarantee the payment of dividends or interest on any stocks, shares, debentures or other securities issued by, or any other contract or obligation of any company, societe anonyme, association, undertaking or public or private body and the performance of contracts by or become security for members of any company having dealings with the Company.

(18)	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes either conditionally or unconditionally and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business, or to any other special rights, privileges, advantages or benefits.

(19)	To apply for and obtain any legislative, municipal or other acts or authorisations for enabling the Company to carry any of its objects into effect or for any extension or alteration of its powers, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interest.

(20)

To enter into any arrangements with any government or authority, supreme, municipal, local or otherwise, or company that may seem conducive to the Company’s objects or any of them, and to obtain from any such government, authority or company, any charters, contracts, decrees, rights, privileges and concessions, and to carry out, exercise and comply with any such arrangements, charters, contracts, decrees, rights, privileges and concessions.

(21)	To raise or borrow money, and to secure the payment of money by the issue of or upon debentures or debenture stock, perpetual, terminable or otherwise, or bonds or other obligations, charged or not charged upon, or by mortgage, charge, hypothecation, lien or pledge of the whole or any part of the undertaking, property, assets and rights of the Company, both present and future, including its uncalled capital and generally in such other manner and on such terms as may seem expedient, and to issue any of the Company’s securities, for such consideration and on such terms as may be thought fit, including the power to pay a proportion of the profits of the Company by way of interest on any money so raised or borrowed; and also by a similar mortgage, charge, hypothecation, lien or pledge, to secure and guarantee the performance by the Company of any obligation or liability it may undertake, and to redeem or pay off any such securities.

(22)	To advance and lend money, with or without security, to such persons or companies and upon such terms and subject to such conditions as may seem expedient.

(23)	To create, maintain, invest and deal with any reserve or sinking funds for redemption of obligations of the Company, or for depreciation of works or stock, or any other purpose of the Company.

(24)	To distribute either upon a distribution of assets or division of profits among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(25)	To establish, join, support and subscribe to, or to aid in the establishment and support of associations, institutions, societies, co-operatives, clubs, funds, trusts or conveniences calculated to benefit the Company or employees or ex-employees of the Company, or the dependants or connections of such persons or connected with any town or place where the Company carries on business, and to grant pensions, gratuities, allowances or charitable aid to any person who may have served the Company, or to the wives, children or other relatives of such person and to make payments towards insurance, and to form and contribute to provident and benefitfunds for the benefit of any persons employed by the Company and to subscribe money for charitable or benevolent objects or for any exhibition or for any public, general or useful object.

(26)	To remunerate any person, firm or company rendering services to the Company, whether by cash payment or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(27)	To subscribe or guarantee money for any national charitable, benevolent, public, general or useful object, or for any exhibition.

(28)	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union, association or party and to contribute to the funds thereof, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

(29)	To procure the Company to be registered or recognised in any foreign country, colony, dependency or place.

(30)	To pay all or any expenses of, incidental to or incurred in connection with the formation and incorporation of the Company and the raising of its share and loan capital, or to contract with any person or company to pay the same, and (subject in the case of shares to the provisions of any statute for the time being in force) to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures or securities of the Company.

(31)	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise, and either by or through trustees, agents, subcontractors or otherwise and either alone or in partnership or conjunction with any person or company and to contract for the carrying on of any operation connected with the Company’s business by any person or company.

(32)	To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

And it is hereby declared that in the construction of this clause the word “company”, except where used in reference to this Company, shall be deemed to include any person or partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in Ireland or elsewhere, and words denoting the singular number only shall include the plural number and vice versa and the intention is that the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in nowise restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

3	The liability of the members is limited.

4	The share capital of the Company is €625,000 divided into 100,000 ordinary shares of €1.25 each and 400,000 cumulative redeemable preference shares of €1.25 each. Any of the shares of the Company whether of the original or any increased capital of the Company may be issued with any special, qualified, preferred, deferred or other rights or privileges or conditions as to capital, dividends, rights of voting or other matters but so that any such rights, privileges or conditions shall not be altered or modified except in accordance with the Articles of Association of the Company.

WE, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions Of Subscribers:	Number of Shares taken of Subscribers by each Subscriber:
Patrick McDonagh	One
64 Downside
Skerries
County Dublin
Computer System Training Consultant

Anne McDonagh	One
64 Downside
Skerries
County Dublin
Housewife

Total Shares taken	Two

Dated the 2nd day of May 1983

Witness to the above signatures:	Hugh O’Donnell
Solicitor 8 Bridge Street
Swords
County Dublin

COMPANIES ACTS 1963 to 2009

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

SKILLSOFT IRELAND LIMITED

(As amended by a special resolution passed on 25 June 2010)

REGULATIONS

1	The Regulations contained in Part I of Table A in the First Schedule to the Companies Act, 1963 as amended (with the exception of Regulations 8, 24, 51, 54, 75, 77, 79, 84, 86, 91 to 100 inclusive and 138 thereof) and the Regulations contained in Part II of Table A aforesaid (as amended and with the exception of Regulations 1, 3 and 9 thereof) shall apply to the Company save insofar as they are excluded or modified hereby and such Regulations together with the Articles hereinafter contained shall constitute the Regulations of the Company.

CAPITAL

2	The capital of the Company is €625,000 divided into 100,000 ordinary shares €1.25 each ranking pari passu in all respects and 400,000 cumulative redeemable preference shares of €1.25 each having the rights and privileges set out in Articles 33 to 38 below.

3	The lien conferred by Regulation 11 in Part I of Table A shall attach to fully paid shares and to all shares registered in the name of any person indebted or under liability to the Company whether he be the sole registered holder thereof or one of two or more joint holders.

3(a)	The Company’s first and paramount lien on every share (not being a fully paid share) called or payable at a fixed time in respect of that share and the extension of that lien to all dividends payable thereon shall not apply where any such shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security and Regulation 11 of Part 1 of Table A shall be modified accordingly.

4	In Regulation 15 of Part I of Table A the following words “except insofar as may be otherwise agreed between the Company and any member in the case of the shares held by him” shall be inserted immediately after the words “provided that”.

5	Save with the consent in writing of all the members all unissued shares in the capital of the Company and all new shares of whatever kind shall on issue be offered to the members in proportion as nearly as possible to the nominal value of the existing shares held by him. Any such offer shall be open for acceptance for not less than one month from the date of despatch. Any shares not accepted in the said period shall be offered to such of the remaining members as shall have taken up their entitlement, such offer to be in the proportions aforesaid and so on until all the shares on offer shall have been accepted by members or there is no member willing to accept the same. Any such offer as aforesaid shall be open for acceptance for not less than fourteen days from the date of despatch. The remaining shares shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of the same to such persons at such times and on such terms as they think proper. Any new ordinary shares of the Company shall be issued on the basis that with effect from the date of issue they shall rank pari passu with the then existing ordinary shares in the capital of the Company. Regulation 5 of Table A Part I shall be modified accordingly.

6	Subject to the provisions of Section 64 of the Act, any preference shares may be issued on terms that they are, or, at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company before the issue of the shares may by special resolution determine.

ALLOTMENT OF SHARES

7	The Directors are generally and conditionally authorised to exercise all the powers of the Company to allot relevant securities (as defined for the purpose of Section 20 of the

Companies Amendment Act 1983) up to an aggregate nominal amount of 1R£100,000.00 provided that this authority shall expire on the date five years from the date of incorporation of the Company save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired.

8	Section 23 (1) of the Companies Amendment Act 1983 is hereby excluded in its application in relation to all allotments by the Company of equity securities as defined for the purposes of that section.

PURCHASE OF OWN SHARES

9	Subject to the provisions of the Companies Act 1990, the Company may purchase any of its own shares.

TRANSFER OF SHARES

10	An instrument of transfer of a share (other than a partly paid share) need not be executed on behalf of the transferee and need not be attested and Regulation 22 of Table A Part I shall be modified accordingly.

11 (a)	For the purposes of this Article where any person is unconditionally entitled to be registered as a holder of a share he and not the registered holder of such share shall be deemed to be a member of the Company in respect of that share.

(b)	Save as hereinafter provided no share in the capital of the Company shall be transferred unless and until the rights of pre-emption hereinafter conferred shall have been exhausted.

(c)	Subject as aforesaid every member who desires to transfer any share (hereinafter in this Article called “the Vendor”) shall give to the Company notice in writing (hereinafter in this Article called a ‘Transfer Notice”) specifying the shares he wishes to sell (hereinafter in this Article called “the Said Shares”) and the price at which he wishes to sell each of them. The Vendor shall at the same time deposit with the Company the share certificate(s) in respect of the Said Shares. Subject as hereinafter mentioned any such Transfer Notice shall constitute the Company the agent of the Vendor for the sate of each of the Said Shares in one or more lots at the discretion of the Directors to the members other than the Vendor at whichever shall be the lower of the price so specified or the fair value thereof fixed by the Auditors of the Company for the time being (hereinafter referred to as “the Auditors”) in accordance with the provisions of this Article (such lower price or value being herein referred to as “the Sale Price”). A Transfer Notice may contain a provision that unless all the shares comprised therein are sold by the Company pursuant to this Article none shall be so sold and any such provision shall be binding on the Company.

(d)	The Company shall forthwith after the receipt of a Transfer Notice instruct the Auditors to certify in writing the sum which in their opinion is the fair value of each of the Said Shares and such sum shall be deemed to be the fair value. In so certifying the Auditors shall be considered to be acting as experts and not as arbitrators and their certificate shall (save in the case of manifest error) be final and binding upon all persons interested. The provisions of the Arbitration Act, 1954 and any statutory modification or re-enactment thereof for the time being in force shall not apply and the costs incurred by the Auditors in so certifying shall be borne equally by the Vendor and the Transferee of such shares.

(e)	Forthwith after the fair value shall have been certified by the Auditors as aforesaid the Company, if the fair value shall be lower than the price specified by the Vendor, shall give notice in writing to the Vendor of the sum so certified. Within a period of seven days after notice of the fair value as so certified being given to the Vendor (and provided that such fair value shall be less than the price specified by the Vendor) the Vendor may by further notice in writing to the Company revoke the Transfer Notice as to the whole of the Said Shares and thereupon the share certificate(s) in respect of the Said Shares shall be returned to him. After the expiration of such period of seven days the Transfer Notice shall not be revocable except with the sanction of the Directors.

(f)

Forthwith upon the fair value having been certified as aforesaid or, if the fair value shall be less than the price specified by the Vendor, upon the expiration of ten days after the Company shall have given notice to the Vendor of the sum so certified as the fair value of the Said Shares, the Directors shall (unless the Vendor shall have revoked the

Transfer Notice in accordance with the provisions of paragraph (e) and within the period specified therein) by notice in writing inform each such member of the number of the Said Shares and of the Sale Price and invite each such member to apply in writing to the Company within twenty one days of the date of despatch of the notice (which date shall be specified therein) for such maximum number of the Said Shares (being all or any thereof) as he shall specify in such application.

(g)	If the said members shall within the said period of twenty one days apply for all or (except where the Transfer Notice provides otherwise) any of the Said Shares the Directors shall allocate the Said Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the Company of which they are registered or unconditionally entitled to be registered as holders, provided that no applicant shall be obliged to take more than the maximum number of shares specified by him as aforesaid.

(h)	Forthwith upon any allocation pursuant to the provisions of paragraph (g) of this Article the Company shall give notice of such allocation(s) (hereinafter in this Article called an “Allocation Notice”) to the Vendor and the persons to whom the Said Shares (or so many of them as aforesaid) shall have been allocated and shall specify in such notice the place and time (being not earlier than fourteen and not later than twenty-eight days after the date of the notice) at which the sale of the shares so allocated shall be completed.

(i)	The Vendor shall be bound to transfer the shares comprised in an Allocation Notice to the purchasers named therein at the time and place therein specified and if he shall fail to do so the Chairman of the Company or some other person appointed by the Directors shall be deemed to have been appointed attorney of the Vendor with full power to execute, complete and deliver, in the name and on behalf of the Vendor transfers of such of the Said Shares as aforesaid to the purchasers thereof against payment to the Company of the Sale Price in respect of each such share. Each of the purchasers on payment of such price to the Company in respect of each of the Said Shares so transferred to him shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the said transfers each of such purchasers shall be entitled to insist upon his name being entered in the Register as the holder by transfer of such of the Said Shares as shall have been transferred to him. The Company shall forthwith pay any such amount received by it hereunder into a separate bank account in the name of the Company and shall hold any such amount in trust for the Vendor.

(j)	If any shares comprised in a Transfer Notice are not applied for by the members in accordance with the foregoing provisions of this Article the Directors may offer the shares comprised in the Transfer Notice or the balance thereof (as the case may be) to any other person who the Directors may decide to admit to membership and who is willing to purchase the same at a price not less than the Sale Price provided always that any such sale is completed and the Sale Price in respect of each of such shares is paid to the Directors in trust for the Vendor within a period of 45 days from the expiry of the period within which the Said Shares were on offer to the other members of the Company pursuant to the foregoing provisions hereof.

(k)	Subject to Paragraph (o) hereof if the Directors do not dispose of all the shares comprised in any Transfer Notice in accordance with the foregoing provisions of this Article they shall so notify the Vendor forthwith and during the period of ninety days next following the dispatch of such notice the Vendor shall be at liberty to transfer to any person and at any price (not being less than the Sale Price) any share not allocated by the Directors in an Allocation Notice. Provided that, if the Vendor stipulated in his Transfer Notice that unless all the shares comprised therein were sold pursuant to this Article, none should be so sold, the Vendor shall not be entitled, save with the written consent of all the other members of the Company, to sell hereunder only some of the shares comprised in his Transfer Notice.

(l)	If any member at any time attempts to deal with or dispose of any shares in the Company otherwise than in accordance with the provisions of this Article such member shall be deemed, immediately prior to such attempt, to have served the Company with a Transfer Notice in respect of all the shares registered in the name of such member and the provisions of this Article shall thereupon apply to such shares (save that no rights of revocation shall apply) and such Transfer Notice shall be deemed to have been served on the date on which the Directors shall receive actual notice of such attempt.

(m)	No share or any interest in any share shall be held by any member as a bare nominee. If the foregoing provision shall be infringed the holder of such share shall be bound to give a Transfer Notice in respect thereof.

(n)	With the consent in writing of all the members for the time being the provisions of this Article may be waived in whole or in part in any particular case.

(o)	Notwithstanding the foregoing provisions of this Article, the Directors may decline to register;

(i)	any transfer of any share on which the Company has a lien;

(ii)	any transfer of a share (not being a fully paid share) to a person of whom they do not approve; and

(iii)	any transfer the registration of which would cause the number of members to exceed the maximum permitted by Regulation 2 of Table A Part II.

(p)	Notwithstanding the foregoing provisions of this Article but subject to Regulations 2 and 3 in Part II of Table A:

(i)	Any share may be transferred by a member of any child (including any legally adopted child) of such member to his or her father or mother, or to any lineal descendant of his or her father or mother, or to his or her wife or husband.

(ii)	Any share may be transferred by a member to the trustees of any settlement or trust for the benefit of such member or of any person to whom shares may be transferred under sub-paragraph (i) of this paragraph.

(iii)	Any share may be transferred by a member to any company incorporated in the State, the majority of the issued shares whereof are held by the trustees of any settlement or trust for the benefit of such member or of any person to whom shares may be transferred under sub-paragraph (i) of this paragraph.

(iv)	Any share of a deceased member may be transferred to the widow or widower of any other such relative as aforesaid of such deceased member or may be transferred to or placed in the names of his or her executors, administrators or trustees.

(v)	Any share standing in the name of the trustees of the Will of any deceased member or of any settlement or trust may be transferred upon any change of trustees to the trustees for the time being of such Will, settlement or trust.

(q)	Notwithstanding anything contained in these Articles (and, in particular, Regulation 3 of Part II of Table A in the First Schedule to the Companies Act, 1963 (“Regulation 3 of Part II”)), the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(i)	is to the bank or institution to which such shares have been charged by way of security, whether as agent and trustee for a group of banks or institutions or otherwise, or to any nominee or any transferee of such a bank or institution (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Institution or its nominee and no Secured Institution or its nominee (each a “Relevant Person”), shall be required to obtain the approval of the directors or be subject to, or obliged to comply with, any rights of pre-emption contained in these Articles or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 45 days’ written notice thereof shall have been given to any such Secured Institution by the Company and Regulation 3 of Part II shall be modified accordingly.

MEETINGS

12	A poll may be demanded by the Chairman or by any member present in person or by proxy and Regulation 59 of Table A Part I shall be modified accordingly.

13	Where any meeting of the Company is held at short notice pursuant to Section 133(3) or Section 141(2) of the Act it shall be sufficient if the instrument appointing a proxy (and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power of authority) is deposited with the Chairman of the meeting immediately upon the commencement of such meeting and Regulation 70 of Table A Part I shall be modified accordingly.

14	The resolution in writing mentioned in Regulation 6 of Table A Part II may consist of several documents in the like form each signed by one or more members (or being bodies corporate by their duly authorised representatives).

DIRECTORS

15 (a)	The Directors holding office on the date these Articles come into force shall continue to hold office subject to the provisions of these Articles.

(b)	The number of the Directors shall not be less than two nor, unless and until otherwise determined by the Company by ordinary resolution, more than ten.

(c)	A director shall not retire by rotation and Regulation 110 of Table A Part shall be modified accordingly.

16	A Director shall not require a share qualification but nevertheless shall be entitled to receive notice of and to attend and speak at any general meeting of or any separate meeting of the holders of any class of shares in the Company and Regulation 136 of Table A Part I shall be modified accordingly.

17 (a)	Any Director may by writing under his hand appoint (i) any other director; or (ii) any other person who is approved by the Board of Directors as hereinafter provided, to be his alternate and every such alternate (subject to his giving to the Company an address within the State or the United Kingdom of (Great Britain and Northern Ireland at which notices may be served on him) shall be entitled to receive notices of all meetings of the Directors and, in the absence from the Board of the Director appointing him to attend and vote at meetings of the Directors, and to exercise all the powers, rights, duties and authorities of the Director appointing him (other than the right to appoint an alternate hereunder) provided always t)at no such appointment of a person other than a Director shall be operative unless and until the approval of the Board of Directors by a simple majority of the whole Board shall have been given and entered in the Directors’ Minute Book.

(b)	A Director may at any time revoke the appointment of any alternate appointed by him and subject to such approval as aforesaid appoint another person in his place and if a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine. An alternate Director shall not be counted in reckoning the maximum number of Directors allowed by the Articles of Association for the time being. A Director acting as alternate shall have an additional vote at meetings of Directors for each Director for whom he acts as alternate but he shall count as only one for the purpose of determining whether a quorum be present.

(c)	Every person acting as an alternate Director shall be an officer of the Company and shall alone be responsible to the Company for his own acts and defaults and he shall not be deemed to be the agent of or for the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary.

18	A Director present at a meeting of the Directors shall in addition to his own vote be entitled to one vote in respect of each other Director not present at the meeting who shall have authorised him in respect of such meeting to vote for such other Director in his absence. Any such authority may relate generally to all meetings of the Directors or to any specified meeting or meetings and must be in writing or by cable or telegram or telex message, which must be presented to the Secretary for filing prior to or be produced at the first meeting at which a vote is to be cast pursuant thereto

19	Any Director may participate in a meeting of the Directors at which a quorum is present (whether or not he shall have been given notice of the meeting) by means of conference telephone, teleconference or similar “live” communication equipment whereby all the directors are able to participate in the meeting and any such Director can hear one another throughout all relevant discussion. The director so participating shall be counted in the quorum of themeeting and shall be entitled to vote orally and any vote so given shall, subject to any other provision of these Articles to the contrary, be counted.

20	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these regulations.

21	The office of a Director shall be vacated if the Director:

(a)	is adjudged bankrupt in the State or in any part of the world or makes any arrangement or composition with his creditors generally becomes prohibited from being a Director by reason of any order made under Section 184 of the Act;

(b)	in the opinion of all his co-Directors becomes incapable by reason of mental disorder of discharging his duties as Director;

(c)	resigns such office by notice in writing to the Company;

(d)	is convicted of an indictable offence (other than an offence under the Road Traffic Acts for which he is not sentenced to imprisonment and actually imprisoned) unless the Directors otherwise determine; or

(e)	is removed from office by a resolution duly passed pursuant to Section 182 of the Act or under the provisions of the next succeeding Article hereof.

22	In addition to and without prejudice to the provisions of the Act, the Company may by ordinary resolution remove any Director before the expiration of his period of office notwithstanding anything in these regulations or in any agreement between the Company and such Director. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company. The Company may, by ordinary resolution, appoint another person in place of any Director so removed from office.

23	Any Director who serves on any committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the Directors may determine.

24	A meeting of the directors or of a committee of the board of directors may consist of a conference between some or all of the directors (including any alternate directors) who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

(a)	a director taking part in such a conference shall be deemed to be present in person at the meetings and shall be entitled to vote and be counted in a quorum accordingly; and

(b)	such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting then is; and

The word “meeting” where used in these articles of association in the context of a meeting of the Company’s directors or committee of directors shall be continued accordingly.

25	Any such resolution in writing as is referred to in Regulation 109 of Table A Part I may consist of several documents in the like form each signed by one or more of the Directors for the time being entitled to receive notice of meetings of the Directors.

BORROWING POWERS

26	The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party. Debentures, debenture stock and other securities may be made assignable free from any equities between the Company and any person to whom the same may be issued. Any debentures or debenture stock may be issued at a discount, redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors or otherwise.

NOTICES

27	A member who has no registered address in the State or in the United Kingdom of Great Britain and Northern Ireland and has not supplied to the Company an address within the State or the United Kingdom of Great Britain and Northern Ireland for the giving of notices to him shall not be entitled to receive any notices from the Company but shall be bound by every notice or document served by the Company on every member who has supplied such an address. Regulation 136 of Table A Part I shall be modified accordingly.

28	In Regulation 135 of Table A Part I the words “(if any) in the State or the United Kingdom of Great Britain and Northern Ireland” shall be inserted after the words “at the address”.

29	Every person who, by operation of law, transfer, or other means shall become entitled to any share shall be bound by every notice or other document which, previous to his name and address being entered on the register in respect of such share, shall have been given to the person in whose name the share shall have been previously registered.

30	Any notice or document sent by post to the registered address of any member in pursuance of these presents shall, notwithstanding that such member be then deceased and whether or not the Company have notice of his decease, be deemed to have been duly served in respect of any shares held by such member (whether solely or jointly with any other person or persons) until some other person or persons be registered in his stead as the holder or joint holders thereof, and such service shall for all purposes of these presents be deemed a sufficient service of such notice or document on his or her executors or administrators, and all persons (if any) jointly interested with him or her in any such share.

31	The signature to any notice to be given by the Company may be written or printed.

INDEMNITY

32	Every Director, Managing Director, Agent, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 391 of the Act in which relief is granted to him by the Court, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Article shall only have effect insofar as its provisions are not avoided by Section 200 of the Act.

SECRECY

33	No member shall be entitled to require discovery of or any information respecting any detail of the trading of the Company or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company, and which, in the opinion of the Directors, it would be inexpedient in the interests of the members of the Company to communicate to the public.

RIGHTS AND PRIVILEGES ATTACHING TO THE PREFERENCE SHARES

34	Attendance at General Meetings

The holder or holders of the Preference Shares shall be entitled to receive notice of and to attend all general meetings of the Company but shall not be entitled to vote on any resolution proposed thereat.

35	Dividends

The holders of the Preference Shares shall be entitled in priority to any payment of dividend on any other class of shares in the Company to be paid annually a fixed cumulative preferential dividend at the rate of 3% per annum on the amount paid on the Preference Shares. The dividend shall be paid annually in arrears on each anniversary of the date of first allotment of the Preference Shares.

36	Repayment of Capital

The holders of the Preference Shares shall have the right on the winding up of the Company to repayment of the capital paid up thereon together with payment of all arrears of preferential dividend whether declared or not down to the date of redemption in priority to payment of any dividends or repayment of capital to the holder of any other shares in the Company but shall not be entitled to any further right to participate in the profits or assets of the Company.

37	Redemption

The holder of the Preference Shares shall be entitled at any time from the date of adoption of this Article 34 up to and including 31 December 1998 to require the Company to redeem such number of the Preference Shares whose nominal value would equate to the cost of purchasing 5,000 American Depository Shares in the capital of CBT Group PLC, such cost to be based on the share price ruling on the date of adoption of this Article.

Provided that if the Preference Shares shall not have been redeemed to permit the purchase of American Depository Shares in the capital of CBT Group PLC the Company shall out of the profits or monies which may lawfully be applied for that purpose, redeem the Preference Shares as follows:

Date	No. of Preference Shares
31 December 2000	200,000
31 December 2001	200,000

The redemption price to be paid by the Company shall be a sum equal to the aggregate of the amount paid up on the Preference Shares to be redeemed and the amount of all arrears of preferential dividend thereon whether declared or not down to the date of redemption

38	Nominee Director

For so long as Forbairt shall be the holder of any of the Preference Shares Forbairt shall be entitled to appoint one person to be a Director of the Company to remove any person so appointed and to appoint another person in the place of the person so removed.

39	Sale of Shares

If the holder of any of the Preference Shares allotted under this Agreement shall wish to sell any of the Preference Shares at any time after 31st December, 2001 he shall first offer to sell the same to the holders of the Ordinary Shares in the capital of the Company at a sum equal to the aggregate of the amount paid up thereon together with all accrued but unpaid dividends thereon (the “purchase price”) such offer to be open for acceptance for a period of 30 days from the date of receipt of such offer and, in case of competition between the holders of the Ordinary Shares, such sale shall be made to them pro rata to their respective shareholdings in the Company. If none of the holders of Ordinary Shares shall accept such offer within the said period, the holder of the Preference Shares, the subject of the offer, shall be entitled to transfer the same to any person at a price not less than the purchase price and the Directors of the Company shall be obliged to register any duly executed transfer of a Preference Share or Shares made pursuant to this Article.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

Patrick McDonagh
64 Downside
Skerries
County Dublin
Computer System Training Consultant

Anne McDonagh 64 Downside
Skerries
County Dublin Housewife

Dated the 2nd day of May 1983

Witness to the above signatures:	Hugh O'Donnell
Solicitor
8 Bridge Street
Swords
County Dublin